EXHIBIT 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 19, 2011, with respect to the financial statements of ATEL GROWTH CAPITAL FUND 8, LLC as of December 13, 2011 and for the period of December 8, 2011 (date of inception) through December 13, 2011, included in the Registration Statement on Form S-1and Prospectus of ATEL GROWTH CAPITAL FUND 8, LLC for the registration of 7,500,000 units of limited liability company interest.

/s/ Moss Adams LLP

San Francisco, California
December 19, 2011